UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2015

INFOR, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-183494-06	01-0924667
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

641 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10011

(Address of principal executive offices) (Zip Code)

(646) 336-1700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jeffrey Laborde as Chief Financial Officer

On June 26, 2015 (the “Effective Date”), Infor, Inc. (the “Company”) announced that it has appointed Jeffrey Laborde as Chief Financial Officer of the Company and Infor (US), Inc. (“Infor”), a wholly owned subsidiary of the Company, effective June 26, 2015.

Mr. Laborde comes to the Company with over 18 years of extensive finance, accounting, investment and operational experience from his various roles covering the technology industry. Before joining the Company, Mr. Laborde served as the Chief Financial Officer of SumTotal Systems, Inc. since July 2012. Prior to his role at SumTotal Systems, Inc., Mr. Laborde served as a Managing Director, and prior to that as a Vice President, of Goldman, Sachs & Co. in the Technology, Media & Telecom Group from May 2006 to June 2012, prior to which he served as a Vice President of Credit Suisse First Boston Technology Group and as a Senior Auditor of Arthur Anderson’s Enterprise Audit Group. Mr. Laborde received his MBA from The Wharton School at the University of Pennsylvania in 2000 and his BS in Business Management and Accounting from Washington and Lee University in 1995.

Mr. Laborde succeeds Nicole Anasenes who will cease serving as Chief Financial Officer of the Company effective June 26, 2015 but who will continue to serve as a consultant for the Company to ensure a seamless transition.

Compensatory Arrangements

(a)	Employment Agreement

On the Effective Date, Infor and Mr. Laborde entered into an Employment Agreement (the “Employment Agreement”) which commences on the Effective Date and continues until the fifth anniversary of the Effective Date unless earlier terminated under certain circumstances described therein. The following summary of the Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by the terms of the Employment Agreement.

The material terms of the Employment Agreement are as follows:

•	Mr. Laborde’s annual base salary will be $450,000 and during each fiscal year, he will be entitled to earn an annual bonus in the amount of (i) up to $500,000, upon the achievement of annual plan goals and (ii) up to an additional $700,000, upon the achievement of annual stretch goals established in the sole discretion of the board of directors (the “Board”) of Infor Topco GP, Inc.

•	Mr. Laborde will have the right, subject to certain requirements, to receive (i) over a four-year vesting period, with 25% of each issuance to vest on each anniversary of each such issuance, restricted common equity of Infor Enterprise Applications, LP or its subsidiaries (the “Public Entity”) with a market value of $2,000,000 upon the date on which the first initial public offering (the “IPO”) after the date of the Employment Agreement occurs and (ii) restricted common equity of the Public Entity with a market value equal to $2,000,000 upon the first anniversary of the consummation of the IPO.

•	Subject to certain conditions, if (a) an IPO has not occurred on or prior to the second anniversary of the Effective Date and (b) Mr. Laborde has been continuously employed by Infor or its subsidiaries from and after the Effective Date through such second anniversary of the Effective Date, Mr. Laborde shall become vested in and entitled to receive a one-time cash bonus payment of $1,000,000.

•	Subject to approval by the Board not later than sixty days following the Effective Date, Mr. Laborde shall be eligible to receive 400,000 Class C Units of Parent (priced at fair market value as of the date of grant), subject to certain terms and conditions.

•	Infor will reimburse Mr. Laborde all reasonable, documented, out-of-pocket expenses (i) incurred by Mr. Laborde in connection with his relocation in an amount not to exceed $60,000 in the aggregate and (ii) for six months following the Effective Date, of renting a furnished residence in or around Alpharetta, Georgia for an amount not to exceed $6,000 per month.

•	Mr. Laborde is subject to a confidentiality covenant and a one year non-competition covenant.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the form of the Employment Agreement.

(b)	Resignation and Transition Letter Agreement

On June 26, 2015, Infor and Ms. Anasenes entered into a Resignation and Transition Letter Agreement (the “Letter Agreement”), which provides for (i) the terms of Ms. Anasenes’ continued provision of services to Infor as a consultant through August 31, 2015 (the “Separation Date”), (ii) Ms. Anasenes’ role in the transition of the Chief Financial Officer position, (iii) the transition of other Chief Financial Officer responsibilities, and (iv) certain transition benefits.

The material terms of the Letter Agreement are as follows:

•	Between the date of the Letter Agreement and the Separation Date, Ms. Anasenes will use diligent efforts in providing consulting services to Infor and its affiliates in order to assist with the orderly transition of her Chief Financial Officer duties to those named by Infor to assume such responsibilities.

•	Infor will pay Ms. Anasenes a one-time fee in the amount of $75,000 for her consulting services payable in one lump sum on July 15, 2015.

•	Infor will pay and/or reimburse Ms. Anasenes the cost of COBRA premiums while she continues to serve as a consultant if she elects to continue coverage under Infor’s benefit plans under COBRA.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the form of the Letter Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOR, INC.

Date: June 26, 2015	By:	/s/ Gregory M. Giangiordano
Gregory M. Giangiordano
President